Exhibit 99.1

THE BERRY COMPANY EXPANDS LOCAL ADVERTISING RESELLER

AGREEMENT WITH AT&T INTERACTIVE

ENGLEWOOD, Colo. and GLENDALE, Calif. – March 5, 2009 – Local Insight Regatta Holdings, Inc. (LIRH) and AT&T Interactive announced today that The Berry Company LLC, a wholly owned subsidiary of LIRH, has expanded its local advertising reseller agreement surrounding AT&T Interactive’s YELLOWPAGES.COM advertising products and services. The agreement now includes the addition of approximately 300 markets – resulting in market coverage across the 34 states served by Local Insight Yellow Pages, Inc., a wholly owned subsidiary of LIRH and publisher of Windstream-branded directories.

The number of local markets in which The Berry Company is now an authorized reseller of YELLOWPAGES.COM online advertising has grown to more than 820 - reflecting full coverage across The Berry Company and Local Insight Yellow Pages markets. With this new agreement, The Berry Company will also provide YELLOWPAGES.COM, the No. 26 ranked website in the U.S. according to comScore1, with local market content in the new areas.

The expanded agreement provides approximately 300,000 local advertisers within the Berry/Local Insight family with the opportunity to extend their reach to YELLOWPAGES.COM Network’s 40 million unique monthly visitors2. The Berry Company will resell the full suite of YELLOWPAGES.COM product offerings, including enhanced advertising products such as Video Profiles, which are also distributed over YELLOWPAGES.COM’s YouTube™ channel.

“We’re pleased to expand our relationship with AT&T Interactive, considering YELLOWPAGES.COM’s extended distribution network and high levels of traffic,” said Scott Pomeroy, president and CEO of Local Insight Media Holdings, Inc., the parent of LIRH. “We, in turn, provide access to the local advertiser, through a local sales channel that is uniquely positioned to advise small businesses on how to generate leads and measure results in today’s complex, on-demand environment. Our objective is to continue to build our local search network, which provides advertisers with online and offline options for generating high quality leads.”

“This expanded agreement creates opportunities to extend the value of YELLOWPAGES.COM to more local businesses in additional markets” said David Krantz, president and CEO of AT&T Interactive. “Collaboration like this allows The Berry Company to offer exposure through one of the industry’s most recognized local search brands, YELLOWPAGES.COM™ - and complements the coverage of AT&T’s existing and unparalleled 5,000 plus sales professionals.”

Find More Information Online:

Web Site Links:	Related Media Kits:
AT&T Web Site YELLOWPAGES.COM	AT&T Real Yellow Pages and YELLOWPAGES.COM

Related Releases:	Related Fact Sheets:
YELLOWPAGES.COM Ranked No. 1 Local Search Platform in Deutsche Bank Study YELLOWPAGES.COM YouTube Channel Reaches Milestone of 10,000 Local Business Video Profiles	About YELLOWPAGES.com YELLOWPAGES.com by the Numbers

[1]	Media Metrix Top 100 URLs report, comScore, January 2009

[2]

Media Metrix, comScore, January 2009; The YELLOWPAGES.COM Network is a custom entity measurement showing an unduplicated unique visitor audience view across our exclusive distribution network: YELLOWPAGES.COM, Yahoo! Yellow Pages, Yahoo! Local, MSN Yellow Pages, Microsoft Live Search & Live Search Maps, AOL Yellow Pages, MapQuest Yellow Pages, AnyWho, Addresses.com, 411.com and AreaGuides.net.

About Local Insight Regatta Holdings

Local Insight Regatta Holdings, Inc. is a leading publisher of print and Internet Yellow Pages directories and the largest provider of outsourced directory sales, marketing and related services in the United States. Local Insight Regatta Holdings has two principal operating subsidiaries: Local Insight Yellow Pages, Inc., or LIYP, and The Berry Company LLC, or The Berry Company. LIYP is the seventh largest Yellow Pages directory publisher in the United States. LIYP is the exclusive official publisher of Windstream Corporation’s print and Internet directories and also publishes print directories for more than 75 other telephone companies. LIYP offers Internet Yellow Pages services through the WindstreamYellowPages.com website. The Berry Company provides an integrated array of outsourced directory sales, marketing, production and other services to third parties. The Berry Company publishes print directories on behalf of more than 75 customers, over 30 of which rely on The Berry Company for the publication of their Internet Yellow Pages directories.

For more information, please see www.localinsightregattaholdings.com.

About AT&T Interactive

AT&T Interactive, a subsidiary of AT&T Inc, is an industry leader in creating local search products and services that empower consumers to find and connect with businesses across the devices and interactive platforms they use most - including online, mobile, and TV. Formed in 2005 and renamed in 2008, AT&T Interactive develops, manages and delivers all online and mobile advertising products for AT&T - including its flagship property www.yellowpages.com. The AT&T Interactive Network* is ranked the number 19 Web property in the US, reaching more than 38 million monthly unique visitors (comScore January 2009 Top Properties Ranking report).

*	The unique visitor number for the AT&T Interactive Network includes unduplicated visitors for the following sites: YELLOWPAGES.COM, ATT.net, Addresses.com, AnyWho, 411.com, Areaguides.net.

About AT&T Inc.

AT&T Inc. (NYSE:T) is a premier communications holding company. Its subsidiaries and affiliates, AT&T operating companies, are the providers of AT&T services in the United States and around the world. Among their offerings are the world’s most advanced IP-based business communications services, the nation’s fastest 3G network and the best wireless coverage worldwide, and the nation’s leading high speed Internet access and voice services. In domestic markets, AT&T is known for the directory publishing and advertising sales leadership of its Yellow Pages and YELLOWPAGES.COM organizations, and the AT&T brand is licensed to innovators in such fields as communications equipment. As part of their three-screen integration strategy, AT&T operating companies are expanding their TV entertainment offerings. In 2008, AT&T again ranked No. 1 in the telecommunications industry on FORTUNE® magazine’s lists of the World’s Most Admired Companies and America’s Most Admired Companies. Additional information about AT&T Inc. and the products and services provided by AT&T subsidiaries and affiliates is available at http://www.att.com.

© 2009 AT&T Intellectual Property. All rights reserved. AT&T, the AT&T logo and all other marks contained herein are trademarks of AT&T Intellectual Property and/or AT&T affiliated companies. All other marks contained herein are the property of their respective owners.

Note: This AT&T news release and other announcements are available as part of an RSS feed at www.att.com/rss. For more information, please review this announcement in the AT&T newsroom at http://www.att.com/newsroom.

For Local Insight Regatta Holdings:

Media Contact:

Pat Nichols

(303) 867-1651

(303)949-9672

General Counsel:

John Fischer

(303) 867-1608

For AT&T Interactive:

Jodi Bart

(512) 495-7173

jbart@attnews.us

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